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                                                                     EXHIBIT 3.1


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                               CITYSEARCH, INC.

                            A DELAWARE CORPORATION


     CitySearch, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: The original Certificate of Incorporation of the Corporation was filed under the name of "PerfectMarket, Inc." with the Secretary of State of the State of Delaware (the "Secretary") on September 20, 1995, amended by the Certificate of Amendment of Certificate of Incorporation filed with the Secretary on November 27, 1995, by the Restated Certificate of Incorporation filed with the Secretary on May 15, 1996, by the Certificate of Amendment of the Certificate of Incorporation filed with the Secretary on June 25, 1996, by the Certificate of Amendment of the Certificate of Incorporation filed with the Secretary on July 25, 1996, by the Restated Certificate of Incorporation filed with the Secretary on December 12, 1996, by the Restated Certificate of Incorporation filed with the Secretary on December 23, 1996, by the Restated Certificate of Incorporation filed with the Secretary on November 12, 1997, by the Restated Certificate of Incorporation filed May 22, 1998 and by the Restated Certificate of Incorporation filed with the Secretary on September 29, 1998.

     SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

     THIRD: This Amended and Restated Certificate of Incorporation was approved by written consent of the stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

     FOURTH: The Amended and Restated Certificate of Incorporation of this Corporation is amended and restated in its entirety to read as follows:

                                      I.

     The name of the Corporation is Ticketmaster Online-CitySearch, Inc.

                                      II.

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
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                                     III.

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     The Corporation is authorized to issue three classes of stock to be designated "Class A Common Stock," "Class B Common Stock" and "Class C Common Stock" (the Class A Common Stock, Class B Common Stock and Class C Common Stock are sometimes referred to collectively hereinafter as the "Common Stock"), all of which shall have a par value of $0.01 per share. The total number of shares which the Corporation is authorized to issue is three hundred fifty-two million eight hundred and eighty-three thousand and five hundred and six (352,883,506) shares. One hundred million (100,000,000) shares shall be Class A Common Stock, two hundred and fifty million (250,000,000) shares shall be Class B Common Stock and two million eight hundred and eighty-three thousand and five hundred six (2,883,506) shares shall be Class C Common Stock.

     Upon filing of this Amended and Restated Certificate of Incorporation, each issued and outstanding share of Common Stock shall be reclassified as one share of "Class A Common Stock".

     The rights, preferences, restrictions and other matters relating to the Common Stock are as follows:

     1.   DIVIDENDS.  The holders of the Class A Common Stock, the Class B
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Common Stock and the Class C Common Stock shall be entitled to receive, on a share-for-share basis, such dividends if, as and when declared from time to time by the Board of Directors of the Corporation (the "Board of Directors").

     2.   LIQUIDATION.  In the event of the voluntary or involuntary
          -----------
liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class A Common Stock, the Class B Common Stock, and the Class C Common Stock shall be entitled to receive, on a share-for-share basis, all of the assets of the Corporation of whatever kind available for distribution to stockholders.

     3.   VOTING RIGHTS.   Except as otherwise provided herein or required by
          -------------
applicable law or the Amended and Restated Agreement and Plan of Reorganization, dated as of August 12, 1998 (the "Merger Agreement"), by and among the Corporation, USA Networks, Inc. ("USAi"), Ticketmaster Group, Inc. ("TM Group"), Ticketmaster Corporation ("TM Corp.", and together with TM Group, "TM"), Ticketmaster Multimedia Holdings, Inc. and Tiberius, Inc., (i) each holder of Class A Common Stock shall be entitled to vote fifteen (15) votes for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or to the consent of the stockholders of the Corporation,
(ii) each holder of Class B Common Stock shall be entitled to vote one (1) vote for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or to the consent of the stockholders of the Corporation and (iii) each holder of Class C Common Stock shall be entitled to no vote for each shares of Class C Common Stock held as of the applicable date on

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any matter that is submitted to a vote or to the consent of the stockholders of the Corporation. Holders of Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Except as otherwise required by applicable law, the Class A Common Stock and the Class B Common Stock shall vote together as a single class on all matters submitted to a vote or to the consent of the stockholders of the Corporation.

     4.   NOMINATION OF DIRECTORS.  (a)  The Board of Directors shall consist of
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twelve members. The number of directors may not be increased or decreased without approval of a majority of the City Directors (as defined below) then in office. At any election of directors of the Corporation, the members of the Board of Directors shall be nominated as follows: (i) USAi shall have the right to nominate six directors of the Corporation (each, a "USAi Director"); (ii) the holders of Common Stock other than USAi, TM or any of their respective affiliates and any transferees of shares of Common Stock previously held by
USAi, TM or any of their respective affiliates ("USAi City Shares"), shall have the right to nominate four directors of the Corporation (each, a "City Director"); and (iii) the USAi Directors and the City Directors shall each (as a separate group) have the right to nominate one independent director of the Corporation who shall not be affiliated with USAi or TM (each, an "Independent Director"), provided, that for the initial election of directors to be effective
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at the Effective Time (as defined below), the independent directorships shall be filled by the USA Directors and the City Directors (each acting as a separate group) and provided, further that the USAi Directors shall consult with the City
           ----------------------
Directors in connection with nominating the Independent Director nominated by them (the "USAi Independent Director") and the City Directors shall consult with the USAi Directors in nominating the Independent Director nominated by them (the "City Independent Director"). With respect to the nomination of individuals to serve as the City Directors (each a "City Nominee"), votes for such nomination shall be cast and tallied on a cumulative basis (with each share of Common
Stock, notwithstanding Section 3 above, deemed to have one vote per share for such purpose) and the City Nominees shall be those four individuals (or fewer if a fewer number of City Directors are to be elected) in favor of whom the highest number of votes are cast. If a vacancy occurs or exists on the Board of Directors at any time, including but not limited to a vacancy because of the death, disability, retirement, resignation or removal of any director for cause or otherwise, then: (A) with respect to a vacancy created by a USAi Director or the USAi Independent Director, the remaining USAi Directors shall have the sole right to fill such vacancy; and (B) with respect to a vacancy created by a City Director or the City Independent Director, the remaining City Directors shall have the sole right to fill such vacancy (with each of the Independent Directors remaining subject to consultation with the appropriate directors as provided herein). Upon the earliest to occur of (X) the exercise of the Put (as such term is defined in Section 5.13 of the Merger Agreement), (Y) the expiration of the Third Put (as such term is defined in Section 5.13 of the Merger Agreement), and (Z) the consummation of a Qualified IPO (as such term is defined in Section
5.13 of the Merger Agreement) if the holders of Common Stock (other than USAi City Shares) as of immediately prior to the effective time (the "Effective
Time") of the merger of Merger Sub with and into TMOL ("Original City Holders") dispose of their shares to persons other than Original City Holders or their affiliates or to USAi pursuant to the Offer (as such term is defined in Section
2.1 of the Merger Agreement), then the number of City Directors shall be reduced (and the number of directors shall be accordingly reduced) as follows: (i) if more than 25% of the shares of Common Stock held by Original City Holders as of the Effective Time are so disposed, the number of City Directors shall be reduced to three; (ii) if more than 50% of the shares of Common Stock held by Original City Holders as of the

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Effective Time are so disposed, the number of City Directors shall be reduced to two; (iii) if more than 75% of the shares of Common Stock held by Original City Holders as of the Effective Time are so disposed, the number of City Directors shall be reduced to one; and (iv) if more than 80% of the shares of Common Stock held by Original City Holders as of the Effective Time are so disposed, then the Original City Holders shall no longer have a right hereunder to nominate a City Director.

     (b) All of the provisions of Section 4(a) above shall automatically terminate and be of no further force or effect upon the consummation of a Qualified IPO.

     5.   CONVERSION.
          ----------

          (a) Each share of Class A Common Stock shall be convertible into one fully paid and nonassessable share of Class B Common Stock at the option of the holder thereof at any time.

          (b) Each share of Class A Common Stock shall automatically be converted into one fully paid and nonassessable share of Class B Common Stock upon any sale, pledge, conveyance, hypothecation, assignment or other transfer (a "Transfer") of such share, whether or not for value, by the initial registered holder (the "Initial Holder") thereof, other than any such Transfer by such holder to (i) a nominee of such holder (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or (ii) another person that, at the time of such Transfer, beneficially owns shares of Class A Common Stock or a nominee thereof; provided that, notwithstanding the foregoing, (A) any Transfer by the Initial Holder without consideration to (1) any affiliated entity of such Initial Holder, (2) a partner, active or retired, of such Initial Holder, (3) the estate of any such Initial Holder or a trust established for the benefit of the descendants or any relatives or spouse of such Initial Holder, (4) a parent corporation or wholly-owned subsidiary of such Initial Holder or to a wholly-owned subsidiary of such parent unless and until such transferee ceases to be a parent or wholly-owned subsidiary of the Initial Holder or a wholly-owned subsidiary of such parent, or (5) the spouse of such Initial Holder, in each case, shall not result in such conversion or (B) any bona fide pledge by the Initial Holder to any financial institution in connection with a borrowing shall not result in such conversion; and provided, further that in the event any Transfer shall not give rise to automatic conversion hereunder, then any subsequent Transfer by the holder (other than any such Transfer by such holder to a nominee of such holder (without any change in beneficial ownership)) or the pledgor, as the case may be, shall be subject to automatic conversion upon the terms and conditions set forth herein.

          (c) The one-to-one conversion ratio for the conversion of the Class A Common Stock into Class B Common Stock in accordance with Section 5(a) and 5(b) above shall in all events be equitably preserved in the event of any merger, consolidation or other reorganization of the Corporation with another corporation.

          (d) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock.

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          (e) In case any shares of Class A Common Stock shall be converted pursuant to this Section 5, the shares so converted shall be canceled and shall not be subject to reissue by the Corporation. From time to time, this Amended and Restated Certificate of Incorporation shall be appropriately revised to reflect the corresponding reduction in the Corporation's authorized capital stock.

     6.   STOCK DIVIDENDS OR STOCK SPLITS OR COMBINATIONS.  In no event shall
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any stock dividends or stock splits or combinations of stock be declared or made in Class A Common Stock, Class B Common Stock or Class C Common Stock unless all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock then outstanding are treated equally and identically.


                                      V.

     Except as set forth in Article IX of the Bylaws, the Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation, and the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.


                                      VI.

     Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.


                                     VII.

          1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          2. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

          3. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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     FIFTH:  That written notice of this Amended and Restated Certificate of
Incorporation was duly given to the stockholders of this corporation who did not consent in writing to the foregoing resolutions.

     IN WITNESS WHEREOF, CitySearch, Inc. has caused this Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Secretary this 29th day of September, 1998.


                                     /s/ Charles Conn III
                                    ------------------------------------
                                    Charles Conn, III
                                    Chief Executive Officer


ATTEST: /s/ Bradley O. Ramberg


Bradley O. Ramberg
Secretary

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